Exhibit 99.1
Verra Mobility Announces Third Quarter 2026 Financial Results
•Total revenue of $258.9 million
•Net income of $40.4 million
•Net cash provided from operations of $114.5 million
•Record bookings quarter in Government Solutions, excluding quarter in which we booked the New York City Department of Transportation (“NYCDOT”) contract renewal
•Reaffirming fiscal year 2026 guidance provided August 5, 2026
•Board appointed Matthew Kvarda as Interim Chief Financial Officer
•Update on Commercial Services’ customer contracts
MESA, Ariz., October 30, 2026 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the third quarter ended September 30, 2026.
Third Quarter 2026 Financial Highlights
•Revenue: Total revenue for the third quarter of 2026 was $258.9 million, a decrease of 1% compared to $261.9 million for the third quarter of 2025. Service revenue decreased 1%, driven by a 14% decline in our Commercial Services segment partially offset by 13% growth in our Government Solutions segment.
•Net income and Diluted Earnings Per Share (“EPS”): Net income for the third quarter of 2026 was $40.4 million, or $0.27 per share, based on 152.1 million diluted weighted average shares outstanding. Net income for the comparable 2025 period was $46.8 million, or $0.29 per share, based on 161.9 million diluted weighted average shares outstanding. The decrease in net income for the third quarter of 2026 was primarily due to decreased revenue and margins.
•Adjusted EPS*: Adjusted EPS for the third quarter of 2026 was $0.36 per share compared to $0.37 per share for the third quarter of 2025.
•Adjusted EBITDA*: Adjusted EBITDA was $103.9 million for the third quarter of 2026 compared to $113.3 million for the same period in 2025. Adjusted EBITDA Margin* was 40% and 43% of total revenue for the 2026 and 2025 periods, respectively. The primary driver of the Adjusted EBITDA margin decline was an approximate 560 basis point decline in the Commercial Services segment profit margin.
•Net Cash Provided from Operations: Cash provided by operating activities increased by $36.8 million from $77.7 million for the three months ended September 30, 2025 to $114.5 million for the three months ended September 30, 2026. Net income quarter-over-quarter decreased by $6.4 million, from $46.8 million in 2025 to $40.4 million in 2026. The aggregate adjustments to reconcile net income to net cash provided by operating activities decreased $12.3 million mainly due to decreases in stock-based compensation, deferred income taxes, and an uncertain tax position reserve release. The aggregate changes in operating assets and liabilities increased by $55.5 million in 2026 compared to the prior year period, of which the majority was attributable to a decrease in accounts receivable, partially offset by a decrease in accounts payable.

Exhibit 99.1
•Free Cash Flow*: Free Cash Flow was $89.4 million for the third quarter of 2026 compared to $49.0 million for the prior year period. The increase in Free Cash Flow is attributable to the items impacting cash provided by operating activities (as discussed above) and a reduction in capital expenditures.
*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.
We report our results of operations based on three operating segments:
•Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
•Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.
Third Quarter 2026 Segment Detail
•The Commercial Services segment generated total revenue of $100.3 million, a 14% decrease compared to $117.3 million in the same period in 2025. Segment profit was $61.3 million, a 22% decrease from $78.3 million in the prior year period. The decreases in revenue and segment profit compared to the prior year period resulted from a $16.1 million or 20% reduction in rental car companies (“RAC”) tolling revenue, due to the effect of contract extensions entered into with two of our significant customers on terms materially less favorable to us than those of the prior agreement, fleet volume fluctuations with one significant customer, and reduced travel demand compared to the same period in 2025. U.S Transportation and Security Administration passenger volume in the third quarter of 2026 was approximately 3% less compared to the prior year period. Revenue derived from fleet management companies decreased $2.2 million or 13% in 2026 compared to the same period in 2025 due to a one-time operational adjustment and prior period churn. Normalizing for these adjustments, fleet management revenue would have grown 4% over the prior year period. The segment profit margin was 61% for the third quarter of 2026 and 67% for the third quarter of 2025. Third quarter 2026 segment profit margins declined due to reduced RAC tolling revenue, increased credit loss expense and decreased volume rebates earned from total spend on credit card transactions due to decreased tolling and travel activity.
•The Government Solutions segment generated total revenue of $136.8 million, a 12% increase compared to $122.6 million in the same period in 2025. The increase was due to a 13% increase in service revenue over the prior year period, primarily driven by an increase of $8.6 million attributable to expansion in speed, red light, bus lane, school bus and other services, outside of NYCDOT. The remaining $5.6 million of growth, or 12%, is attributable to NYCDOT installation revenue on new camera installations, net of pricing changes under the new contract. In addition, product revenue increased approximately $0.1 million from the prior year period. The segment profit was $39.1 million in 2026 compared to $31.3 million in the prior year period with segment profit margins of 29% for 2026 and 26% for 2025. The increase in segment profit margins compared to the prior year period was primarily driven by NYCDOT installation volume, revenue mix and decreased wage expenses.
•The Parking Solutions segment generated total revenue of $21.7 million, a 2% decrease compared to $22.1 million in the same period in 2025, which was due primarily to a decrease in professional services and subscription services related to parking management solutions, partially offset by increases in software as a service (“SaaS”) product offerings compared to the prior year period. The segment profit

Exhibit 99.1
was $3.5 million compared to $3.8 million in the prior year period with segment profit margins of 16% for 2026 and 17% for 2025.
Liquidity and Debt: As of September 30, 2026, cash and cash equivalents were $137.0 million and total debt, net was $1,033 million. Net cash provided by operating activities was $114.5 million for the three months ended September 30, 2026, and $211.8 million for the nine months ended September 30, 2026.
Net Debt and Net Leverage*: As of September 30, 2026, Net Debt was $903.3 million and Net Leverage was 2.2x, as compared to $971.8 million and 2.3x as of December 31, 2025.
*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.
Change in Executive Leadership and Organizational Realignment
As previously announced, on September 30, 2026, the Board appointed Jon Newhard as President and Chief Executive Officer of Verra Mobility, effective November 1, 2026, following a comprehensive search led by the Board and an executive search firm. He will succeed Jon Keyser, who has served as Interim President and Chief Executive Officer during the leadership transition. Mr. Newhard brings more than two decades of experience in the transportation and mobility industry. His leadership will support the continued execution of Verra Mobility’s strategy, build on the Company’s strong foundation and position the business for long-term growth. To help facilitate a smooth transition, Mr. Keyser has agreed to serve as Special Advisor through the remainder of 2026.
On October 15, 2026, we announced that Craig Conti will step down as Executive Vice President and Chief Financial Officer, effective November 4, 2026. The Board has retained a leading executive search firm, Spencer Stuart, to conduct a comprehensive search for a permanent CFO who can help advance the Company’s strategy and support its next phase of growth.
On October 29, 2026, the Board appointed Matthew Kvarda as Interim Chief Financial Officer, effective November 5, 2026, to serve until a permanent Chief Financial Officer is appointed.
Mr. Kvarda is a Managing Director of Alvarez & Marsal North America, LLC (“A&M”) in Los Angeles, California where he has worked since 2004. At A&M, Mr. Kvarda has served as Interim Chief Financial Officer or Interim senior management for a variety of public and non-public companies including Jacuzzi Brands, TEAM, Inc., Revlon, Inc. and 23andMe. Prior to joining A&M, Mr. Kvarda was a Senior Director at KPMG, LLP from 2002 to 2003. Mr. Kvarda was also a Senior Director with Arthur Andersen & Co. from 1996 to 2002 and also served as an Assistant Vice President at Bank of America from 1992 to 1996. Mr. Kvarda earned a bachelor’s degree in economics from the University of California, San Diego , and an MBA from the University of California, Los Angeles. The Board believes that Mr. Kvarda’s extensive financial experience and prior experience serving as Interim Chief Financial Officer make him well suited to serve as Interim Chief Financial Officer of the Company.
Following the pending executive leadership transition, and upon evaluating how the company is organized and managed, the company will make a determination as to its future segment reporting.
Commercial Services Customer Contracts
In July 2026, we entered into a seven-year contract extension with Avis Budget Group ("ABG") following the withdrawal of its previously issued termination notice. The revised agreement included materially less favorable terms compared to the prior contract and provided ABG with greater flexibility to adjust its fleet volumes.
During the third quarter, ABG significantly and abruptly reduced its fleet volumes under the parties’ agreement, contrary to its prior stated intent to continue the parties’ longstanding relationship. Given the significant reduction in fleet volumes and other factors, we determined that our mutual interests were no longer aligned, and terminating the contract was in Verra Mobility’s best interest. As a result, on October 2, 2026, Verra Mobility exercised its contractual right to terminate the agreement effective on January 30, 2027. We have engaged Quinn Emanuel Urquhart & Sullivan, LLP to vigorously support our protection of intellectual property, trade secrets and confidential information related to our tolling and violations solutions. Looking ahead, Verra

Exhibit 99.1
Mobility will continue prioritizing opportunities that support sustainable growth and strong customer outcomes. We remain focused on serving our customers, managing the financial implications of these contractual changes and positioning the business for long-term success.
Separately, we also renewed our agreement with Hertz for five years, extending our more than 20 years of partnership, and agreed to collaborate on the development of new technology solutions. As previously disclosed, this contract extension was on materially less favorable terms to us than the prior agreement and contains fleet volume modulation rights that are subject to terms and conditions set forth in the agreement.
The Company’s contract with Enterprise Mobility expires September 30, 2027, and Verra Mobility is following Enterprise’s procurement process.
Goodwill and Intangible Assets Impairments
We recorded a $64.0 million impairment to goodwill in our Parking Solutions segment during the nine months ended September 30, 2026, which is presented in a separate line item on the condensed consolidated statements of operations. This was in connection with our 2026 assessment of goodwill impairment which determined that the Parking Solutions reporting unit carrying value exceeded the estimated fair value. As part of this assessment, we determined that the carrying value of certain intangibles within the Parking Solutions segment were not recoverable and recorded a $40.4 million impairment to intangibles in our Parking Solutions segment during the nine months ended September 30, 2026, which is presented in a separate line item on the condensed consolidated statements of operations.
2026 Full Year Guidance
Based on year-to-date 2026 results and our outlook for the fourth quarter, we are reaffirming 2026 full year guidance for all financial measures, provided in our second quarter earnings announcement, dated August 5, 2026.
•Total Revenue of $945 million to $965 million
•Adjusted EBITDA of $360 million to $370 million
•Adjusted EPS of $1.11 to $1.17
•Free Cash Flow of $105 million to $115 million
Underlying Assumptions for 2026 Full Year Guidance
•Full Year 2026 TSA volume assumed to decline over 1% compared to full year 2025.
•Weighted average fully diluted share count expected to be approximately 153 million shares for the full year 2026
•Effective tax rate (including state taxes) is expected to be 28.0% to 29.0%, with approximately $30 million in total cash taxes expected to be paid in 2026. The effective tax rate for non-GAAP adjustments is provided in the Reconciliation of Net Income to Adjusted Net Income and Calculation of Adjusted EPS
•Depreciation and amortization expense expected to be approximately $120 million for 2026
•Total interest expense, net expected to be approximately $62 million, of which approximately $60 million is expected to be net cash interest paid
•Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $40 million for 2026 primarily related to both our RAC contract renewals and the timing of expenditures and collections of our ongoing installation work in New York City

Exhibit 99.1
•Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $125 million for 2026 relating primarily to camera installations and MOSAIC implementation
The forward-looking guidance provided includes Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, all of which are non-GAAP financial measures and are defined below.
Conference Call
As previously announced, given the pending leadership transitions, Verra Mobility will not hold a conference call in connection with the release of its third quarter financial results. The Company expects to resume its customary quarterly earnings conference calls beginning with its fourth quarter and full-year 2026 results.
About Verra Mobility
Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter, and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data, and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility, and support healthier communities. The company also solves complex payment, utilization, and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in the United States, Australia, Europe, and Canada. For more information, please visit www.verramobility.com.
Forward-Looking Statements
This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, including expected operating results and metrics, such as revenue growth and expected margins; expansion plans and opportunities; expectations regarding the impact of the termination of our contract with ABG, effective January 30, 2027, and our ability to replace the revenue expected under that contract; expectations regarding fluctuations in fleet volume under our arrangement with our second significant Commercial Services customer; expectations relating to our selection by the City of Los Angeles to implement California’s largest speed safety program and the contract with NYCDOT; expectations regarding the upcoming renewal of our contract with our third significant Commercial Services customer; our ability to protect our intellectual property, trade secrets and confidential information; our ability to support sustainable growth and strong customer outcomes; our leadership transitions, including the transition to our new President and Chief Executive Officer and the search for a permanent Chief Financial Officer; potential changes to our segment reporting; full year guidance for 2026, including expected total revenue, Adjusted EBITDA, Adjusted EPS, and Free Cash Flow, and the underlying assumptions for the 2026 full-year guidance, including anticipated TSA volume, expected weighted average fully diluted share count, effective tax rate and cash taxes, expected depreciation and amortization expenses, expected interest expense, net and total net cash interest, expected change in working capital, expected capital expenditures, and expected operating expenditures; expectations relating to momentum across key growth areas and our pipeline; our ability to meet our long-term outlook; the expected benefits of our smart mobility platform, including margin expansion impact; and expectations concerning our share repurchase program. Forward-looking statements involve risks and uncertainties, and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, the impact of negative industry and macroeconomic conditions, including inflation and higher interest rates, the impact of government actions and regulations, such as tariffs, trade protection measures, and military conflicts, on our customers or Verra Mobility; customer concentration in our Commercial Services and Government Solutions segments, including risks impacting these segments such as travel demand and legislation, and the risk of losing a customer; risks related to our contract with NYCDOT, which comprises a material portion of our revenue, including the timing of payments; risks related to the termination of our contract with one of our significant Commercial Services customers, effective January 30,

Exhibit 99.1
2027, and our ability to replace the revenue expected under that contract on a timely basis or at all; risks associated with fluctuations in fleet volume under the contract extension with our second significant Commercial Services customer; risks related to the upcoming renewal of our contract with our third significant Commercial Services customer, which may involve a competitive process, including the risk that we may not be successful in retaining the contract or may retain it only on terms less favorable to us than the current agreement; risks related to the future termination of any such contracts; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits, and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions, or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failures in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations and our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to successfully improve operational efficiencies, generate cost savings, and achieve expected benefits from our transformation and strategic initiatives, including organizational changes that could result in a change to our segment reporting; risks related to our ongoing leadership transitions, including the transition to our new President and Chief Executive Officer, our reliance on an Interim Chief Financial Officer provided through a third-party engagement and the search for a permanent Chief Financial Officer, and our ability to attract and retain key management personnel; our ability to manage our substantial level of indebtedness; our ability to maintain effective internal controls over financial reporting; risks related to our goodwill and intangible assets, which have been subject to impairment and may be subject to further impairment in the future; our ability to properly perform under our contracts and otherwise satisfy our customers; risks associated with the use of artificial intelligence (“AI”) and related tools and our ability to achieve expected benefits from AI; our ability to incorporate AI into our business and transform our data into valuable insights, deliver more intelligent software and hardware, improve our efficiency of our operations and create a new generation of AI-enabled transportation solutions that strengthens customer outcomes, improves roadway safety and increases the long-term value of our technology platform; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, including pending securities litigation, and other disputes and regulatory investigations; our reliance on specialized third-party providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this press release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports, and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2025 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026, and September 30, 2026. These forward-looking statements speak only as of the date of this press release and except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments, or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
Additional Information
We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.
We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. In addition, you may enroll to automatically receive e-mail alerts and other information about our company by visiting “Email Alerts” under the “Investor Resources” section of the “Investors” portion of our website.

Exhibit 99.1
Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.
We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Free Cash Flow which are included in our 2026 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, Adjusted EPS to net income per share and Free Cash Flow to net cash provided by operating activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.
We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow in connection with managing the business and we use the non-GAAP metrics “Net Debt” and “Net Leverage” to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity, and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share, other consolidated income, cash flow, or debt data prepared in accordance with GAAP.
EBITDA and Adjusted EBITDA
We define “EBITDA” as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. “Adjusted EBITDA” further excludes certain non-cash expenses and non-recurring items.
Free Cash Flow
We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.
Adjusted Net Income
We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as loss on extinguishment of debt, among other items.
Adjusted EPS
We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Exhibit 99.1
Adjusted EBITDA Margin
We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.
Net Debt
We define “Net Debt” as total debt, net excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.
Net Leverage
We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.
Additional Metrics
Recurring Revenue or Recurring Service Revenue
We define “Recurring Revenue” or “Recurring Service Revenue” as all revenue other than product sales for each of our segments, as we typically generate revenue on a recurring monthly basis under long-term contracts with our customers. This includes our Commercial Services segment where we generate service revenue through processing of tolls, violations, and titles and registrations.
TSA Volume
TSA passenger volume represents the number of airline passengers passing through Transportation Security Administration checkpoints.

Exhibit 99.1
VERRA MOBILITY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except per share data)	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$136,972	$65,272
Restricted cash	3,144	3,046
Accounts receivable (net of allowance for credit losses of $20.7 million and $23.0 million at September 30, 2026 and December 31, 2025, respectively)	192,181	234,288
Unbilled receivables	108,721	56,100
Inventory	21,412	20,662
Prepaid expenses and other current assets	65,313	61,534
Total current assets	527,743	440,902
Installation and service parts, net	38,173	27,081
Property and equipment, net	266,947	208,703
Operating lease assets	43,869	36,359
Intangible assets, net	87,164	168,641
Goodwill	676,789	741,610
Other non-current assets	31,724	22,366
Total assets	$1,672,409	$1,645,662
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$132,591	$101,813
Deferred revenue	28,863	26,650
Accrued liabilities	80,736	69,851
Tax receivable agreement liability, current portion	5,257	5,257
Current portion of debt	9,506	6,888
Total current liabilities	256,953	210,459
Debt, net of current portion	1,023,056	1,021,157
Operating lease liabilities, net of current portion	45,807	31,338
Tax receivable agreement liability, net of current portion	33,418	38,418
Asset retirement obligations	19,096	17,789
Deferred tax liabilities, net	10,319	16,341
Other long-term liabilities	18,943	17,200
Total liabilities	1,407,592	1,352,702
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Class A common stock, $0.0001 par value	15	15
Additional paid-in capital	542,140	547,274
Accumulated deficit	(267,736)	(243,759)
Accumulated other comprehensive loss	(9,602)	(10,570)
Total stockholders' equity	264,817	292,960
Total liabilities and stockholders' equity	$1,672,409	$1,645,662

Exhibit 99.1
VERRA MOBILITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2026	2025	2026	2025
Service revenue	$239,905	$243,219	$700,007	$678,598
Product sales	18,970	18,719	46,027	42,619
Total revenue	258,875	261,938	746,034	721,217
Cost of service revenue, excluding depreciation and amortization	14,888	9,246	36,489	18,658
Cost of product sales	17,638	12,826	39,963	29,804
Operating expenses	90,404	88,036	266,924	243,092
Selling, general and administrative expenses	43,438	47,757	128,281	147,724
Depreciation, amortization and (gain) loss on disposal of assets, net	26,947	29,264	85,405	86,551
Goodwill impairment	—	—	64,037	—
Impairment of intangible assets	—	—	40,354	—
Total costs and expenses	193,315	187,129	661,453	525,829
Income from operations	65,560	74,809	84,581	195,388
Interest expense, net	15,027	16,421	45,920	49,629
Loss on extinguishment of debt	—	21	—	69
Other income, net	(4,744)	(6,298)	(14,878)	(16,410)
Total other expenses	10,283	10,144	31,042	33,288
Income before income taxes	55,277	64,665	53,539	162,100
Income tax provision	14,889	17,826	34,585	44,347
Net income	$40,388	$46,839	$18,954	$117,753
Other comprehensive income (loss):
Change in foreign currency translation adjustment	144	(790)	968	7,723
Total comprehensive income	$40,532	$46,049	$19,922	$125,476
Net income per share:
Basic	$0.27	$0.29	$0.12	$0.74
Diluted	$0.27	$0.29	$0.12	$0.73
Weighted average shares outstanding:
Basic	151,996	159,552	151,930	159,525
Diluted	152,120	161,861	152,988	161,824

Exhibit 99.1
VERRA MOBILITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
($ in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$40,388	$46,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,223	28,534
Amortization of deferred financing costs and discounts	547	953
Loss on extinguishment of debt	—	21
Unrealized loss on remeasurement of share-based proceeds	819	—
Credit loss expense	6,626	4,521
Deferred income taxes	5,016	9,173
Stock-based compensation	721	4,961
Uncertain tax position reserve release	(4,008)	—
Other	819	870
Changes in operating assets and liabilities:
Accounts receivable	60,500	(15,961)
Unbilled receivables	(11,398)	(7,731)
Inventory	(5,529)	3,580
Prepaid expenses and other assets	(2,977)	(11,119)
Deferred revenue	7,137	(442)
Accounts payable and other current liabilities	(13,973)	20,385
Other liabilities	3,618	(6,869)
Net cash provided by operating activities	114,529	77,715
Cash Flows from Investing Activities:
Purchases of installation and service parts and property and equipment	(25,117)	(28,750)
Cash proceeds from the sale of assets	296	116
Net cash used in investing activities	(24,821)	(28,634)
Cash Flows from Financing Activities:
Borrowings on Amended Revolver	23,000	—
Repayment on Amended Revolver	(23,000)	—
Repayment of term loan debt	(1,722)	(2,255)
Equipment financing arrangements	15	—
Repayment of equipment financing arrangements	(732)	—
Payment of debt issuance costs	(182)	(187)
Proceeds from the exercise of stock options	—	213
Payment of employee tax withholding related to RSUs and PSUs vesting	(58)	(171)
Net cash used in financing activities	(2,679)	(2,400)
Effect of exchange rate changes on cash and cash equivalents	(103)	(307)
Net increase in cash, cash equivalents and restricted cash	86,926	46,374
Cash, cash equivalents and restricted cash - beginning of period	53,190	153,925
Cash, cash equivalents and restricted cash - end of period	$140,116	$200,299

Exhibit 99.1
VERRA MOBILITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
($ in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$18,954	$117,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,978	85,179
Amortization of deferred financing costs and discounts	1,669	2,856
Loss on extinguishment of debt	—	69
Share-based proceeds from legal settlement	(7,865)	—
Unrealized loss on remeasurement of share-based proceeds	3,447	—
Credit loss expense	13,836	18,377
Deferred income taxes	(246)	4,706
Stock-based compensation	7,868	18,696
Uncertain tax position reserve release	(4,008)	(1,682)
Goodwill impairment	64,037	—
Impairment of intangible assets	40,354	—
Other	1,700	2,097
Changes in operating assets and liabilities:
Accounts receivable	28,088	(39,635)
Unbilled receivables	(52,256)	(10,441)
Inventory	(15,274)	3,762
Prepaid expenses and other assets	8,060	(5,144)
Deferred revenue	2,128	(498)
Accounts payable and other current liabilities	8,958	28,285
Other liabilities	8,347	(8,552)
Net cash provided by operating activities	211,775	215,828
Cash Flows from Investing Activities:
Purchases of installation and service parts and property and equipment	(80,165)	(84,868)
Cash proceeds from the sale of assets	507	215
Net cash used in investing activities	(79,658)	(84,653)
Cash Flows from Financing Activities:
Borrowings on Amended Revolver	133,500	—
Repayment on Amended Revolver	(133,500)	—
Repayment of term loan debt	(5,166)	(6,764)
Equipment financing arrangements	2,923	—
Repayment of equipment financing arrangements	(942)	—
Payment of debt issuance costs	(718)	(449)
Share repurchases and retirement	(51,567)	—
Proceeds from the exercise of stock options	336	1,054
Payment of employee tax withholding related to RSUs and PSUs vesting	(5,532)	(7,161)
Net cash used in financing activities	(60,666)	(13,320)
Effect of exchange rate changes on cash and cash equivalents	347	1,290
Net increase in cash, cash equivalents and restricted cash	71,798	119,145
Cash, cash equivalents and restricted cash - beginning of period	68,318	81,154
Cash, cash equivalents and restricted cash - end of period	$140,116	$200,299

Exhibit 99.1
VERRA MOBILITY CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net income	$40,388	$46,839	$18,954	$117,753
Interest expense, net	15,027	16,421	45,920	49,629
Income tax provision	14,889	17,826	34,585	44,347
Depreciation and amortization	26,223	28,534	83,978	85,179
EBITDA	96,527	109,620	183,437	296,908
Transaction and other related expenses (i)	123	—	123	1,093
Transformation expenses (ii)	5,743	283	13,155	(1,120)
Legal accrual/settlement (iii)	820	(1,540)	(8,360)	(1,540)
Goodwill impairment (iv)	—	—	64,037	—
Impairment of intangible assets (v)	—	—	40,354	—
Transfer pricing adjustments	5	—	2	—
Loss on extinguishment of debt	—	21	—	69
Stock-based compensation (vi)	721	4,961	7,868	18,696
Adjusted EBITDA	$103,939	$113,345	$300,616	$314,106

Adjusted EBITDA Margin	40%	43%	40%	44%
Net Income Margin	16%	18%	3%	16%
Revenue	258,875	261,938	746,034	721,217
(i)Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions.
(ii)Transformation expenses for the 2026 periods consist of severance and other employee separation costs. Transformation expenses for the nine-month period in 2025 represent a non-cash benefit in relation to a building lease.
(iii)For the three months ended September 30, 2026 this consists of the quarterly adjustment relating to the equity securities to remeasure to fair value at the end of the reporting period. For the nine months ended September 30, 2026 this relates to a legal settlement finalized in the first quarter of 2026 in the form of cash and equity securities, an adjustment relating to the equity securities to remeasure to fair value at the end of the reporting period, and directly associated legal costs incurred during the quarter. For the 2025 periods, this relates to adjustments to loss contingencies.
(iv)This relates to the non-cash impairment of goodwill in our Parking Solutions segment further discussed above.
(v)This relates to the non-cash impairment of intangible assets in our Parking Solutions segment further discussed above.
(vi)Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

Exhibit 99.1
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$114,529	$77,715	$211,775	$215,828
Purchases of installation and service parts and property and equipment	(25,117)	(28,750)	(80,165)	(84,868)
Free Cash Flow	$89,412	$48,965	$131,610	$130,960
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2026	2025	2026	2025
Net income	$40,388	$46,839	$18,954	$117,753
Amortization of intangibles	11,575	15,645	41,490	48,719
Transaction and other related expenses (i)	123	—	123	1,093
Transformation expenses (ii)	5,743	283	13,155	(1,120)
Legal accrual/settlement (iii)	820	(1,540)	(8,360)	(1,540)
Goodwill impairment (iv)	—	—	64,037	—
Impairment of intangible assets (v)	—	—	40,354	—
Tax credit on impairment	—	—	(11,254)	—
Loss on extinguishment of debt	—	21	—	69
Stock-based compensation (vi)	721	4,961	7,868	18,696
Total adjustments before income tax effect	18,982	19,370	147,413	65,917
Income tax effect on adjustments	(5,315)	(5,611)	(15,198)	(19,096)
Total adjustments after income tax effect	13,667	13,759	132,215	46,821
Adjusted Net Income	$54,055	$60,598	$151,169	$164,574

Adjusted EPS	$0.36	$0.37	$0.99	$1.02
Diluted weighted average shares outstanding	152,120	161,861	152,988	161,824
Annual estimated effective income tax rate (vii)	28%	29%	28%	29%
(i)Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions.
(ii)Transformation expenses for the 2026 periods consist of severance and other employee separation costs. Transformation expenses for the nine-month period in 2025 represent a non-cash benefit in relation to a building lease.
(iii)For the three months ended September 30, 2026 this consists of the quarterly adjustment relating to the equity securities to remeasure to fair value at the end of the reporting period. For the nine months ended September 30, 2026 this relates to a legal settlement finalized in the first quarter of 2026 in the form of cash and equity securities, an adjustment relating to the equity securities to remeasure to fair value at the end of the reporting period, and directly associated legal costs incurred during the quarter. For the 2025 periods, this relates to adjustments to loss contingencies.
(iv)This relates to the non-cash impairment of goodwill in our Parking Solutions segment further discussed above.

Exhibit 99.1
(v)This relates to the non-cash impairment of intangible assets in our Parking Solutions segment further discussed above.
(vi)Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.
(vii)The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.
RECONCILIATION OF TOTAL DEBT, NET TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	September 30, 2026	December 31, 2025
Total debt, net	$1,032,562	$1,028,045
Original issue discounts	1,948	2,193
Unamortized deferred financing costs	5,810	6,844
Total debt, excluding original issue discounts and unamortized deferred financing costs	1,040,320	1,037,082
Cash and cash equivalents	(136,972)	(65,272)
Net Debt	$903,348	$971,810

Net Leverage	2.2x	2.3x
Trailing twelve months adjusted EBITDA (i)	402,415	415,905
(i)Trailing Twelve Months or “TTM” refers to the trailing four quarters and is calculated by adding the sum of the current quarter’s and the prior three quarters’ being measured.

Exhibit 99.1
QUARTERLY RESULTS AND RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

($ in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	TTM 2025	Q1 2026	Q2 2026	Q3 2026	TTM 2026
Net income (loss)	$32.3	$38.6	$46.8	$18.9	$136.6	$26.7	$(48.2)	$40.4	$37.8
Interest expense, net	16.6	16.6	16.4	15.0	64.6	15.4	15.5	15.0	60.9
Income tax provision	12.5	14.0	17.8	14.0	58.3	13.7	6.0	14.9	48.6
Depreciation and amortization	27.6	29.1	28.6	28.9	114.2	29.3	28.5	26.2	112.9
EBITDA	89.0	98.3	109.6	76.8	373.7	85.1	1.8	96.5	260.2
Transaction and other related expenses (i)	—	1.1	—	6.3	7.4	—	—	0.1	6.4
Transformation expenses (ii)	—	(1.4)	0.2	10.3	9.1	4.2	3.2	5.7	23.4
Legal accrual/settlement (iii)	—	—	(1.5)	—	(1.5)	(10.3)	1.1	0.8	(8.4)
Goodwill impairment (iv)	—	—	—	—	—	—	64.0	—	64.0
Impairment of intangible assets (v)	—	—	—	—	—	—	40.4	—	40.4
Loss on extinguishment of debt	—	—	—	1.3	1.3	—	—	—	1.3
Tax receivable agreement liability adjustment	—	—	—	0.7	0.7	—	—	—	0.7
Stock-based compensation (vi)	6.4	7.3	5.0	6.5	25.2	7.0	0.1	0.8	14.4
Adjusted EBITDA	$95.4	$105.3	$113.3	$101.9	$415.9	$86.0	$110.6	$103.9	$402.4
(i)Transaction and other related expenses for the periods presented primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the 2025 refinancing on our first lien term loan
(ii)Transformation expenses for the 2026 periods consist of severance and other employee separation costs. Transformation expenses for the periods in 2025 primarily consist of expenses related to exit activities initiated during the fourth quarter in addition to a non-cash benefit in relation to a building lease for the full year.
(iii)For the 2026 periods, this relates to a legal settlement finalized in the first quarter of 2026 in the form of cash and equity securities, adjustments related to the equity securities to remeasure to fair value at the end of the reporting periods, and directly associated legal costs incurred. For the periods in 2025 this item relates to adjustments to loss contingencies.
(iv)This relates to the non-cash impairment of goodwill in our Parking Solutions segment further discussed above.
(v)This relates to the non-cash impairment of intangible assets in our Parking Solutions segment further discussed above.
(vi)Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.
Investor Relations Contact
Mark Zindler
mark.zindler@verramobility.com